EXHIBIT 4.1

                      COMPROMISE AND SETTLEMENT AGREEMENT

         This Compromise and Settlement Agreement (the "Agreement") is made by and between Genesis Financial Group, L.L.C. (herein "Genesis" or "Plaintiff"), and FindEx.com, Inc. (herein "FindEx.com" or "Defendant"). Genesis and FindEx.com are referred to hereafter as the "Parties".

         1. On August 14, 2000, Genesis filed suit against FindEx.com, Inc. in case styled and numbered Genesis Financial Group, L.L.C. v. Findex.Com, Inc., Cause No. 2000-41386, in the 125th Judicial District Court of Harris County, Texas ("The Lawsuit"). The Lawsuit arises out of the settlement of an arbitration proceeding between Genesis Financial Group, L.L.C. and FindEx.com, Inc.

         2. On May 4, 2000, Genesis commenced an arbitration proceeding against FindEx seeking to recover damages and specific performance from FindEx.com relating to the September 10, 1999 consulting agreement between the Parties. In the Arbitration, Genesis alleged that FindEx.com breached the consulting agreement by failing to issue the warrant described in paragraph five therein and sought to recover approximately $700,000, plus interest, costs and attorneys' fees, or alternatively, specific performance of the consulting agreement.

         3. On June 16, 2000, the parties reached a compromise and settlement of the arbitration proceeding. The settlement agreement called for (1) the issuance of a warrant to Genesis, (2) the issuance to Genesis of 50,000 shares of FindEx common stock, and (3) the payment to Genesis of $7,460.87. Genesis alleges that FindEx breached the agreement because FindEx never issued the warrant or paid the cash.

         4. Genesis filed suit against FindEx.com, Inc. on August 14, 2000, seeking damages for the alleged breach of the settlement agreement. In the Lawsuit, Genesis sought to recover damages due to the alleged breach, plus interest, costs and attorneys' fees. FindEx failed to answer the lawsuit. As a result, on October 26, 2000, Genesis obtained a default judgment against FindEx in the principal amount of $269,960.87, plus costs, interest and attorneys' fees.

         5. On December 22, 2000, Genesis commenced collection efforts on the judgment in Nebraska. Those efforts resulted in the garnishment of FindEx's bank accounts on December 29, 2000 in the amount of $86,562.35 (the "garnishment proceeds"). On January 25, 2001, FindEx filed a motion for new trial and additional pleadings and affidavits seeking to set aside the default judgment in Harris County. FindEx alleged that it had not received proper notice of the Lawsuit or judgment and sought to set aside the default judgment.

         6. FindEx filed a similar motion in Nebraska seeking to set aside the judgment and halt collection efforts. On February 9, 2001, the District Court of Douglas County Nebraska entered an order requiring that the garnishment proceeds be transferred to a trust account at Kutak Rock, L.L.P. in the name of Genesis Financial Group, L.L.C. and FindEx.com, Inc., to be held in such account pending a resolution of FindEx's pending efforts to set aside the judgment in Harris County, Texas.

         7. FindEx expressly denies that it has committed any wrongful act, violated any duty it owes or owed to Genesis, or that it breached the Settlement Agreement. FindEx alleges that it was Genesis that breached the Settlement Agreement. FindEx.com enters into this Agreement expressly upon the condition that it represents a settlement of disputed claims and that it participates solely for the purpose of buying peace and for the costs of litigation.

         8. For and in consideration of the promises, agreements, and covenants recited herein, and for and in consideration of the benefits to be obtained by reason of this Compromise and Settlement Agreement and the mutual covenants and promises made herein, the Parties agree as follows:

     (a) The Wells Fargo garnishment proceeds shall be immediately transferred to Genesis Financial Group, L.L.C., with the exception of $20,000 which will be immediately transferred to FindEx. Both parties hereby authorize Kutak Rock, L.L.P. to immediately transfer $66,562.35 to Genesis Financial Group, L.L.C. and $20,000 to FindEx.com, Inc. and the Parties agree to execute any additional documents as are needed to facilitate this transfer immediately upon being presented with same;

     (b) FindEx will issue a warrant to Genesis for 100,000 shares of common stock with a strike price of $.50 per share; the warrant shall be issued in the name of Kevin P. Regan, Personal Property, for 50,000 shares and Robert E. Chamberlain, Jr. for 50,000 shares. The Warrant shall provide for cashless exercise and shall be exercisable as to all or any portion thereof from time to time on any business day for a period of seven years from the date hereof. The Warrant, as to all or any portion of the shares, options or rights under the Warrant shall be freely transferable. FindEx shall bear all expense and effort in connection with the issuance of such warrant. Such warrant shall be delivered to Genesis no later than March 5, 2001;

     (c)  FindEx  shall,  at  its  expense,   register  any  stock  in  Genesis'
          possession and those shares of common stock underlying the warrant, and still exercisable, within 90 days of the date of the settlement.

         9. Such amounts and consideration described herein represent the total and complete amount of money and consideration paid or to be paid to or for the benefit of Genesis. Genesis acknowledges that it will not receive any further payments or transfers of any kind from FindEx.com on account of or attributable to anything whatsoever.

         10. The Parties expressly recite and acknowledge that all claims of the Parties, one against the other, including the Claims as described above, are being settled by this Agreement, except as expressly provided herein.

         11. Maintenance of Default Judgment and Covenant Not to Execute. The Parties agree that the October 26, 2000 Default Judgment shall remain in effect until all provisions described in Paragraph 8 above are carried out. Genesis agrees not to execute or otherwise seek to collect upon the judgment during such period as long as FindEx is not in default under any of its obligations. Likewise, FindEx agrees not to appeal or attempt to set aside the Default Judgment in Texas or any jurisdiction. Once all obligations are satisfied, the judgment will be released. "All obligations" means all of the obligations described in Paragraph 8, except that the parties do not intend to keep the judgment in effect during the seven-year term of the warrant. As long as the warrant is delivered as required and all other obligations in sub-paragraphs 8(a), 8(b) & 8(c) are satisfied, the judgment shall be released. At that time, the parties will execute mutual releases.

         12. Until the Default Judgment is released, Genesis agrees to refrain from taking any further action to enforce the judgment or record or abstract the judgment as long as FindEx.com is in compliance with all of its obligations under this agreement. This includes, but is not limited to, activities such as causing the judgment to be filed in the real property records of any state, county or municipality or seeking enforcement of the judgment by execution, garnishment or turnover. If FindEx.com defaults on any obligation under this Agreement and fails to cure such default within five days after written notice, then Genesis shall be free to immediately enforce the judgment through all lawful means.

         13. This Agreement may be modified or terminated only by means of a written memorandum executed by the parties hereto. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, and assigns. This Agreement shall be interpreted and enforced under and in accordance with the laws of the State of Texas. All of the covenants, representations and warranties contained herein shall survive the execution of this Agreement and the transactions contemplated herein. Should any of the Parties seek the enforcement of this Agreement and prevail, said prevailing party shall be entitled to recover reasonable attorneys fees and costs incurred in enforcing the terms of this Agreement.

         14. This Agreement contains the entire understanding between the Parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the Parties hereto, relating to the subject matter of this Agreement which are not fully expressed herein.

         15. The signatories hereto acknowledge having had their designated representatives read all of this Agreement, and acknowledge that they are accepting the benefits of this Agreement after consulting with counsel.

         16. Free and Independent Decision. The parties agree that they are entering into this instrument of their own choosing and that no one has exercised any undue duress, coercion or influence upon them. Further, they acknowledge that this instrument is the product of free choice and that they have conducted a substantial independent investigation into the underlying facts and circumstances and that it, and its counsel are satisfied with such investigation. Each also acknowledges that it has hired independent attorneys, professionals and experts to advise it in this matter and that it is not relying upon any representation of another party in choosing to enter into this instrument.

         17. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original for all purposes. The Parties expressly agree to execute any additional documentation necessary to carry out the terms of this agreement where necessary.



         Signed this _19th_ day of _February_, 2001.

Genesis Financial Group, L.L.C.

By:__/s/ Kevin P. Regan____
Name:_Kevin P. Regan______
Its:  __Managing Member_



      SUBSCRIBED AND SWORN TO BEFORE ME this __19th__ day of _February__, 2001.


                                                ___/s/ Nanette Kitchen___
                                                Notary Public in and for
                                                THE STATE OF TEXAS


FindEx.com, Inc.




By:__/s/ Steven Malone____
Name:_Steven Malone__
Its:__Senior Vice President__


         SUBSCRIBED AND SWORN TO BEFORE ME this _19th__ day of _February_, 2001.


                                              __/s/ Sheila Nekuda_____
                                              Notary Public in and for
                                              THE STATE OF NEBRASKA



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               ADDENDUM TO FEBRUARY 19, 2001 SETTLEMENT AGREEMENT

         On this _20th_ day of May, 2001, FindEx.com, Inc., hereinafter called "Findex", and Genesis Financial Group, LLC, hereinafter called "Genesis", agree to the following paragraphs, terms and conditions:

A. That Genesis filed a cause of action against Findex in the 125th Judicial Court of Harris County, Texas at Cause No. 2000-41386; and

B. Whereas prior to the above-mentioned case being adjudicated by the Court, Findex and Genesis entered into a Settlement Agreement dated February 19, 2001 (hereinafter the `Settlement Agreement'); and

C.   Whereas  that in order to  effectuate  the  enforcement  of the  Settlement
     Agreement and to assist Findex in fulfilling the terms as set forth therein, the parties hereby set forth their mutual understanding, which understanding is not to circumvent the Settlement Agreement but to aid Findex in completing the terms therein. In consideration thereof, the parties agree as follows:

     1. Genesis agrees to an extension of the deadline for Findex to register its shares of stock to August 15, 2001 as described in Paragraph 8(c) of the Settlement Agreement.

     2. Genesis agrees to execute the Subordination Agreement attached hereto as Exhibit "A". This Subordination Agreement shall not be in full force and effect and shall be terminated and cancelled in the event that Findex is liquidated or dissolved, in the event files a petition in bankruptcy, voluntary or involuntary or if Findex makes an assignment for the benefit of creditors. FindEx agrees that, until it has complied with all of its obligations under this addendum and the Settlement Agreement, it shall not become indebted to AFC at any given time for more than $250,000 (two hundred fifty thousand and no/100 dollars). FindEx's failure to keep its indebtedness to AFC below such amount shall constitute an event of default under the Settlement Agreement, this addendum and the Security Agreement.

     3. Genesis shall receive a security interest in all of the receivables of Findex, as described in that certain Security Agreement entered into concurrently herewith.

     4. As consideration for the extension of deadlines described herein and the execution of the subordination agreement, Genesis shall receive the first $10,000 from the referred to receivables in Paragraph 3. Such monies shall be due and owing and paid to Genesis. FindEx also agrees to reimburse Genesis for the reasonable attorneys' fees and expenses incurred in connection with this addendum and the related documentation, with such amount not to exceed $3,500. All amounts described in this paragraph shall be paid first to Genesis out of any proceeds from the receivables described above, no later than 5 business days from FindEx's receipt of same.

     5. Findex will immediately provide an irrevocable letter to its transfer agent permitting Genesis to sell the 50,000 shares of Findex in its possession.

D. Any default on any provision of this addendum shall be treated as an event of default under P. 12 of the Settlement Agreement. If FindEx fails to comply with any provision herein, Genesis shall be entitled to enforce all of its remedies under the Settlement Agreement, including enforcement of the Default Judgment, and its remedies under the Security Agreement executed concurrently herewith.

E. Once FindEx complies with all terms of the Settlement Agreement and this addendum, it shall have no further obligation to Genesis.

F.   That the laws of the State of Texas shall govern this Agreement.

In Witness hereof the parties have signed this Agreement on the day and year above written.


FindEx.com, Inc.                          Genesis Financial Group, LLC



By:  /s/ Steven Malone                    By:  /s/ Kevin P. Regan
   -------------------------------        ----------------------------
   Steven Malone, President               Kevin P. Regan
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EXHIBIT 4.2

                            STOCK ISSUANCE AGREEMENT


                  In consideration of services performed by _______________ (the "Grantee"), and the covenants agreed to herein, Findex.com, Inc., a Nevada corporation (the "Corporation"), hereby agrees to issue to the Grantee ___________________ (__________) shares of the common stock, par value $0.0001, of the Corporation (the "Shares").

                  Grantee hereby acknowledges that the Shares shall constitute ordinary income to it for purposes of federal, state, and other tax obligations that may be due.

                  Lock Up: Notwithstanding any registration of the Shares that may be effectuated in the meantime, the Grantee agrees not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly (including short sales and/or other hedging to derivative transactions) the Shares until, at least, April 1, 2003. The stock certificates issued to represent the Shares shall be imprinted with a legend evidencing the existence of this lock-up provision; a copy of this Grant shall be provided to the Corporation's transfer agent; the transfer books and records of the Corporation shall reflect that the Shares are subject to this lock-up provision; and the existence of this lock-up provision shall be disclosed in any Registration Statement to be filed with respect to these Shares.

                  No Employment or Service Contract: Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or of Grantee, which rights are hereby expressly reserved by each, to terminate Grantee's service at any time for any reason, with or without cause.



DATED:  September ___, 2002


FINDEX.COM, INC.                        GRANTEE

By:____________________                 ___________________________

Name:__________________                 Address:___________________

Title:_________________                 ___________________________

                                        Soc. Sec. No:______________



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